UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 2, 2015

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma	73107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.	Other Events

On March 2, 2015, the Company conducted its 2014 fourth quarter and year-end financial results conference call. During the call, the Company provided certain slides in its presentation for review by the participants for discussion. Subsequent to the call, it was discovered that slide number 30 of the presentation styled “Chemical EBITDA – Sensitivity Analysis for 2017” which provides a sensitivity analysis for the Company’s Chemical Business relative to a range of prices of natural gas and ammonia inadvertently provided incorrect calculations in connection with anticipated EBITDA results. Attached hereto as exhibit 99.1 to this report is a corrected slide 30, which exhibit is incorporated herein by reference. This correction does not change any of the other target numbers for its Chemical Business for 2017 provided in the presentation. The presentation containing corrected slide 30 can be found on the Company’s website at www.lsbindustries.com at the “Webcasts & Presentations” link under the “Investors” tab.

EBITDA is defined as net income plus interest expense, depreciation, depletion and amortization of property plant and equipment, amortization of other assets, less interest included in amortization, plus provision for income taxes plus loss from discontinued operations. The Company believes that certain investors consider EBITDA a useful means of measuring our ability to meet the Company’s debt service obligations and evaluating the Company’s financial performance. However, EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with EBITDA. The use of this non-GAAP financial measure has certain limitations as it does not reflect all items of income or cash flows that affect the Company’s financial performance under GAAP.

Section 9—Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Corrected slide 30 styled “Chemical EBITDA – Sensitivity Analysis for 2017”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2015

LSB INDUSTRIES, INC.

By:	/s/ Tony M. Shelby
Tony M. Shelby
Executive Vice President
Chief Financial Officer